Exhibit 99.1
AXT, Inc. Second Quarter 2019 Results
July 24, 2019
Page 1 of 5

AXT, Inc. Announces Second Quarter 2019 Financial Results

FREMONT, Calif., July 24, 2019 – AXT, Inc. (NasdaqGS: AXTI), a leading  material science company manufacturing single crystal compound semiconductor substrates, today reported financial results for the second quarter ended June 30, 2019.

Second Quarter 2019 Results

Revenue for the second quarter of 2019 was $24.8 million, compared with $20.2 million in the first quarter of 2019 and $27.1 million for the second quarter of 2018.

Gross margin was 34.3 percent of revenue for the second quarter of 2019, compared with 33.1 percent of revenue in the first quarter of 2019 and 40.6 percent for the second quarter of 2018.

Operating expenses were $6.2 million in the second quarter of 2019, compared with $6.1 million in the first quarter of 2019 and $6.5 million for the second quarter of 2018.

Income from operations for the second quarter of 2019 was $2.3 million, compared with an operating profit of $0.6 million in the first quarter of 2019 and an operating profit of $4.5 million for the second quarter of 2018.

Interest income and other, net was a loss of $3,000 for the second quarter of 2019, compared with a loss of $1.5 million in the first quarter of 2019 and a gain of $0.4 million for the second quarter of 2018.  Interest income and other, net for the second quarter of 2019 included interest income of $0.1 million, a foreign exchange loss and other expenses totaling $0.1 million and a net gain of $8,000 from the partially owned companies in AXT’s supply chain, accounted for under the equity method.

Income tax expense in the second quarter of 2019 was $0.6 million, compared with income tax expense of $0.2 million in the first quarter of 2019 and income tax expense of $0.4 million for the second quarter of 2018.

Net income in the second quarter of 2019 was $1.5 million, or $0.04 per diluted share, compared with a net loss of $1.1 million or $0.03 per share in the first quarter of 2019 and net income of $3.9 million or $0.10 per diluted share for the second quarter of 2018.

AXT, Inc. Second Quarter 2019 Results
July 24, 2019

Management Qualitative Comments

“Amidst a backdrop of turbulent geopolitical and global economic conditions, AXT posted a solid quarter,” said Morris Young, chief executive officer. "Revenue came in just ahead of our expectations and our indium phosphide sales achieved an all-time high. In addition, we reduced our inventory, increased our cash and improved our gross margin.  We are continuing to execute on the relocation of our facility and believe that we are laying a solid foundation for the significant technology trends that are likely to drive growth in our business over time."

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 9726809). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 9726809) until July 30, 2019. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.   AXT’s worldwide headquarters are in Fremont, California where the company maintains its sales, administration and customer service functions.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) process technology for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our relocation and our expectations with respect to our business prospects and financial results. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those

AXT, Inc. Second Quarter 2019 Results
July 24, 2019

expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines; possible factory shutdowns as a result of air pollution in China; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Second Quarter 2019 Results
July 24, 2019

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenue	$24,797	$27,120	$45,005	$51,539
Cost of revenue	16,291	16,110	29,804	30,956
Gross profit	8,506	11,010	15,201	20,583
Operating expenses:
Selling, general and administrative	4,769	4,987	9,492	9,209
Research and development	1,399	1,500	2,745	2,920
Total operating expenses	6,168	6,487	12,237	12,129
Income from operations	2,338	4,523	2,964	8,454
Interest income, net	79	139	174	281
Equity in income (loss) of unconsolidated joint ventures	8	307	(1,446)	(27)
Other (expense), net	(90)	(51)	(224)	(266)
Income (loss) before provision for income taxes	2,335	4,918	1,468	8,442
Provision for income taxes	597	367	753	701
Net income (loss)	1,738	4,551	715	7,741
Less: Net income attributable to noncontrolling interests	(287)	(650)	(368)	(965)
Net income (loss) attributable to AXT, Inc.	$1,451	$3,901	$347	$6,776
Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.04	$0.10	$0.01	$0.17
Diluted	$0.04	$0.10	$0.01	$0.17
Weighted-average number of common shares outstanding:
Basic	39,447	39,001	39,399	38,970
Diluted	40,123	40,216	40,045	40,289

AXT, Inc. Second Quarter 2019 Results
July 24, 2019

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30,	December 31,
	2019	2018

ASSETS
Current assets:
Cash and cash equivalents	$28,732	$16,526
Short-term investments	7,517	22,129
Accounts receivable, net	18,275	19,586
Inventories	50,326	58,571
Prepaid expenses and other current assets	6,853	11,728
Total current assets	111,703	128,540
Long-term investments	1,260	717
Property, plant and equipment, net	87,613	82,280
Operating lease right-of-use assets	986	—
Other assets	12,328	11,987
Total assets	$213,890	$223,524
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,004	$13,338
Accrued liabilities	10,945	15,371
Total current liabilities	16,949	28,709
Noncurrent operating lease liabilities	895	—
Other long-term liabilities	391	283
Total liabilities	18,235	28,992

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	40	40
Additional paid-in capital	235,702	234,418
Accumulated deficit	(44,836)	(45,183)
Accumulated other comprehensive loss	(3,130)	(1,972)
Total AXT, Inc. stockholders’ equity	191,308	190,835
Noncontrolling interests	4,347	3,697
Total stockholders’ equity	195,655	194,532
Total liabilities and stockholders’ equity	$213,890	$223,524